Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (hereinafter “Agreement”), dated as of February 9, 2006, which by mutual agreement between the parties hereto shall be effective as of May 9, 2006 (the “Effective Date”), is made and entered into between GUESS?, INC., a Delaware corporation (hereinafter “GUESS”), and Frederick G. Silny (hereinafter “EMPLOYEE”), and is made in light of the following:

EMPLOYEE is employed by GUESS as Senior Vice President and Chief Financial Officer and the parties anticipate that such employment will terminate on the Effective Date. The parties hereto desire to resolve all pending issues and/or claims between them, regarding the employment of EMPLOYEE, the performance of EMPLOYEE’s duties as an employee of GUESS, and the termination of EMPLOYEE’s employment with GUESS.

The parties hereto acknowledge that each has denied, and continues to deny, any claims existing or asserted by the other, but that GUESS and EMPLOYEE desire to bring matters relating to EMPLOYEE’s employment with GUESS to a conclusion. Therefore, the parties make this Agreement, and expressly recognize that the making of this Agreement does not in any way constitute an admission of wrongdoing or liability on the part of either party.

1.             Each party represents and warrants to the other party that it (a) has not filed any complaints, lawsuits, charges and/or other claims against the other party, or any of the Releasees identified in Paragraph 4 below, with any court or government agency or entity based upon or arising out of or in any way related to EMPLOYEE’s employment, the termination of EMPLOYEE’s employment, or any acts or events which occurred prior to EMPLOYEE’s execution of this Agreement; and (b) has not assigned any such action, cause of action, claim, judgment, obligation, damage or liability or authorized any other person or entity to assert such on such party’s behalf.

EMPLOYEE further represents and warrants that EMPLOYEE has not at any time sustained physical or mental injury arising out of EMPLOYEE’s employment, or the termination thereof, with GUESS through the date of execution of this Agreement.

2.             In consideration of covenants undertaken and releases given herein by EMPLOYEE, GUESS agrees to: (a) pay EMPLOYEE the sum of One Hundred Sixty Thousand Two Hundred Ninety-Five and 20/100 Dollars ($160,295.20), less all legally required withholdings for taxes and other related obligations, which sum represents a twenty-six (26) weeks severance to be paid in equal installments on regularly scheduled paydays commencing on the first of such paydays following the Effective Date, subject to the terms set forth in this Paragraph 2; (b) pay COBRA premiums for medical and dental benefits for EMPLOYEE and continue all of EMPLOYEE’s Exec-U-Care benefits and disability benefits on the same terms and conditions as existed on EMPLOYEE’s termination date from June 1,

2006 through November 30, 2006; (c) pay EMPLOYEE the performance-based Cash Bonus Opportunity, if any, for which EMPLOYEE is eligible pursuant to the Annual Incentive Bonus Plan, to be paid in accordance with, and subject to, GUESS’s normal approval procedures and payment terms; and (d) pay EMPLOYEE a one-time cash payment in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00), less all legally required withholdings for taxes and other related obligations to be paid in full within five (5) days of the later of (i) receipt by GUESS of this Agreement executed by EMPLOYEE or (ii) the Effective Date, subject to the terms set forth in this Paragraph 2.

Should EMPLOYEE find and begin employment or any consulting position prior to November 7, 2006 at a salary or remuneration equal to or greater than EMPLOYEE’s salary at GUESS as of May 9, 2006, payments under clause (a) and (b) of this Paragraph 2 shall be discontinued.  If EMPLOYEE accepts and begins employment or any consulting position prior to November 7, 2006 at a salary or remuneration lower than the above referenced GUESS salary, GUESS will pay EMPLOYEE the difference in compensation from the date of such employment through November 7, 2006 in lieu of payments under clause (a) and (b) of this Paragraph 2.  Should EMPLOYEE fail to work full-time for GUESS up to and including May 9, 2006 (other than by reason of termination by GUESS without cause), payments under clauses (a), (b) and (d) of this Paragraph 2 shall be null and void.

EMPLOYEE acknowledges that GUESS is not obligated to provide the above-referenced consideration to EMPLOYEE under its normal policies and procedures.  EMPLOYEE also acknowledges that no other monetary payments shall be made to EMPLOYEE in return for entering into this Agreement and no other monies are owed to EMPLOYEE by GUESS or by any of the Releasees identified in Paragraph 4 below, other than the payment GUESS will make to EMPLOYEE on the last day of his employment for earned unpaid salary and unused accrued vacation time, if any.

3.             In consideration of the covenants undertaken herein by GUESS, EMPLOYEE agrees: (a) not to attempt to induce, directly or indirectly, any present or future employee of GUESS to abandon EMPLOYEE’s employment with GUESS and commence employment with any other employer for a period of two (2) years following the Effective Date; (b) to continue to comply with the terms of GUESS’s Confidentiality Agreement which is attached hereto as Exhibit A and made a part hereof (“Confidentiality Agreement”); (c) that GUESS may enforce the confidentiality provisions of the Confidentiality Agreement in connection with EMPLOYEE’s conduct as if EMPLOYEE were still an employee of GUESS, to the extent permitted by law; (d) to return any and all GUESS property to GUESS promptly upon the Effective Date; and (e) that EMPLOYEE will remain available for questions concerning EMPLOYEE’s position if requested by GUESS.  EMPLOYEE agrees that the provisions of this paragraph are necessary and reasonable.

EMPLOYEE agrees to notify GUESS’s Legal Department in the event that EMPLOYEE is contacted by anyone in connection with either GUESS or any officers, directors or employees of GUESS.  In particular, EMPLOYEE acknowledges and agrees that EMPLOYEE is obligated to cooperate with GUESS and its counsel, at the sole cost and expense of GUESS, in connection with any subpoenas, process, or any actual or potential litigation matters related in any way to GUESS or any officers, directors, or employees of GUESS.  EMPLOYEE further acknowledges and agrees that any material breach of this provision that remains uncured after two (2) business days of actual receipt by EMPLOYEE of written notice regarding such breach will require the return of any severance amount paid by GUESS under this Agreement.

4.             In consideration of the covenants undertaken herein by the parties, each party also hereby covenants not to sue and fully releases and discharges the other, all of its divisions, and all of its parent, successor, subsidiary and affiliated companies and entities, and each of their respective divisions, officers, directors, shareholders, partners, limited partners, agents, employees, representatives, successors, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past and present (all of which and whom are collectively referred to as “Releasees”), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the releasing party now owns or holds, or has at anytime heretofore owned or held, or may in the future hold against said Releasees, or any of them, arising out of, grounded upon, or in any way connected with EMPLOYEE’s employment relationship with GUESS, the separation from that employment, or any other transactions, occurrences, acts or omissions or any loss, damages or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted prior to the date of this Agreement, excluding any claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law arising out of or related to EMPLOYEE’s fraud, gross negligence or willful misconduct, which are hereby expressly excluded from the above covenants (“Claim or Claims”). EMPLOYEE’s release of any such Claim or Claims includes, but is not limited to, any action arising out of any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, including, but not limited to, any Claims arising under the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the American with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; all provisions of the California Labor Code; all provisions of the California Government Code; NLRB charges or Claims of discrimination based on “union” status; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; any other foreign, federal, state or local laws, prohibiting employment discrimination or otherwise regulating employment, including but not limited to, any Claim or Claims for discrimination, failure to prevent discrimination, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of collective bargaining agreement, breach of quasi-contract, breach of implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts; and any Claim or Claims for vacation pay, severance pay, bonus or similar benefit, sick leave, pension, retirement, retirement bonus, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs; provided, however, that this release shall not affect any rights EMPLOYEE has been granted pursuant to this Agreement.

5.             EMPLOYEE expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which EMPLOYEE has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C., §621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.

The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which EMPLOYEE signs this Agreement.  EMPLOYEE has been advised to consult a lawyer before signing this Agreement.  EMPLOYEE is granted twenty-one (21) days after EMPLOYEE is presented with this Agreement to decide whether or not to sign this Agreement.  EMPLOYEE will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired.  EMPLOYEE hereby acknowledges and agrees that EMPLOYEE is knowingly and voluntarily waiving and releasing EMPLOYEE’s rights and claims only in exchange for consideration (something of value) in addition to anything of value to which EMPLOYEE is already entitled.

6.             EMPLOYEE understands, acknowledges and agrees that the California Civil Code section 1542 states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

EMPLOYEE hereby expressly waives the benefit of the foregoing statute.

7.             Should any part, term or provision of this Agreement, with the exception of the releases embodied in Paragraphs 4, 5 and 6, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable such term or provision shall be deemed stricken and severed from this Agreement and any and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraph 4, 5 and 6 are the essence of this Agreement and should any of these paragraphs be deemed invalid or unenforceable, this Agreement may be declared null and void and any consideration received under this Agreement shall be returned to the Company.

8.             The parties hereto acknowledge and agree that this Agreement and any other agreements specifically referred to herein constitute and contain the entire agreement and understanding concerning the subject matter between the parties and supersedes and replaces all prior and contemporaneous negotiations and proposed agreements, whether written or oral. Each of the parties warrants that no other party or any agent or attorney or any other party has made any promise, representation or warranty whatsoever not contained herein to induce each party to execute this Agreement and the other documents referred to herein. Each of the parties represents that it has not executed this Agreement or any other documents referred to herein in reliance on any promise, representation or warranty not contained herein.

9.             The parties hereto acknowledge and agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

10.           This Agreement shall, in all respects, be interpreted, construed and governed by and under the domestic laws of the State of California. Any judicial proceeding brought to interpret or enforce this Agreement shall be brought in the County of Los Angeles, State of California.

11.           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California, in accordance with the Rules Resolution of Employment Disputes of the American Arbitration Association then in effect.

12.           Should any action be brought to enforce any of the terms or conditions of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred in the prosecution or defense of this action, including attorneys’ fees.

13.           Each party hereby agrees that for a period of one (1) year following the Effective Date, any communication, whether oral or written, made by it or on its behalf to any person or entity, which relates in any way to the other party will: (a) be, to the best of the party’s knowledge, truthful, and (b) not intentionally or negligently criticize, disparage or, in any manner, undermine the reputation or business practices of the other party or any of its affiliates, directors, officers, management or employees.  Notwithstanding the above, EMPLOYEE acknowledges that any such communication by EMPLOYEE is subject to and governed by the terms of the Confidentiality Agreement referenced in Section 3 above.

14.           EMPLOYEE acknowledges that EMPLOYEE has carefully read and fully understands this Agreement, and that EMPLOYEE has had the opportunity to ask GUESS about any questions, concerns or issues in connection with this Agreement, or its terms.  EMPLOYEE further acknowledges that EMPLOYEE has had the opportunity, and taken it to the extent EMPLOYEE deemed appropriate and necessary, to consult legal counsel of EMPLOYEE’s choice, in connection with this Agreement and consents to all of the terms and provisions contained herein knowingly, voluntarily and without any reservation whatsoever.

15.           Either facsimile or original signatures shall be binding. EMPLOYEE’s signature is binding when received by GUESS.

EMPLOYEE			GUESS?, INC.

/s/ Frederick G. Silny			By:	/s/ Carlos Alberini
Frederick G. Silny				Carlos Alberini
President

Dated:	February 9, 2006	Dated:	February 9, 2006

EXHIBIT A

CONFIDENTIALITY AGREEMENT

GUESS?, INC.

CONFIDENTIALITY AGREEMENT

This Agreement is between GUESS?, INC. (“GUESS?”), a Delaware corporation, and the employee (“Associate”) who has signed below.

BACKGROUND

•      GUESS? is a clothing manufacturer and designer. In the course of developing its business and goodwill, GUESS? has developed and continues to develop techniques and other information that it uses in the manufacturing, styling, pricing and selling of its apparel products. This information, and all other information concerning the operation of GUESS? business is and always has been kept confidential by GUESS? and is and always has been a trade secret of GUESS?. By this Agreement, GUESS? desires to maintain and preserve the confidentiality of its trade secrets and other confidential information regarding its business from any unauthorized disclosures (hereinafter-CONFIDENTIAL INFORMATION).

•      Associate is to be employed by GUESS?, The purpose of Associate’s relationship with GUESS? is to perform personal services to GUESS?. In order to enable Associate to perform such services, GUESS? may disclose or authorize the disclosure of trade secrets and other confidential information to Associate and the Associate may develop additional trade secrets and confidential information during employment by GUESS? which shall become part of this CONFIDENTIAL INFORMATION.

AGREEMENT

Therefore, in consideration of GUESS? employment or continuing employment of Associate and the wages or salary paid to Associate, it is agreed:

1.             This agreement is in effect during period of employment or continuing employment of Associate by GUESS?, INC.

2.             During employment,  Associate may receive, develop, otherwise acquire, have access to or become acquainted with CONFIDENTIAL INFORMATION relating to the business of GUESS?. Associate understands that the term CONFIDENTIAL INFORMATION shall include, but not be limited to, all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications, future plans, discounts, manufacturing costs, financial information, cost and suppliers; costs of materials; the prices GUESS? obtains or has obtained, or at which it sells or has sold its apparel products, manufacturing and sales costs; written business records, documents specifications, plans and compilations of information, reports, correspondence, sales records, account lists, budgets, indexes, invoices, telephone records, or any other material relating in any manner whatsoever to the customer, sales representatives or employees (including the salaries of employees other than Associate and their abilities) of GUESS?. If it is determined that any of the information identified above is, in whole or in part, not entitled to protection as a trade secret, it shall be confidential information this is protected by this Agreement.

a.             Associate agrees that all CONFIDENTIAL INFORMATION, or any copy, extract or summary, whether originated or prepared by Associate or by or for GUESS? is and shall remain the exclusive property of GUESS?.

3.             Associate shall not disclose to others, either directly or indirectly, or take or use for Associate’s own purposes or the purposes of others, the CONFIDENTIAL INFORMATION of GUESS?.    Associate shall not disclose the name of any employee, customer, sales representative or independent contractor of GUESS? to any third party, unless the disclosure occurs during Associate’s employment with GUESS? and is reasonably required by Associate’s position with GUESS?.   These restrictions shall apply to (1) trade secrets or confidential information conceived by or belonging to third parties which are in GUESS?’ possession, and (2) trade secrets or confidential information conceived, originated, discovered or developed by Associate within the scope of Associate’s employment.

4.             Any invention, improvement, development, copyrightable matter, design, idea or suggestion conceived, made, devised or developed by Associate, solely or jointly with others:

a.             During regular working hours or with the use of GUESS? equipment, supplies, facilities, CONFIDENTIAL INFORMATION or trade secrets.

b.             During the term of Associate’s employment whether during regular working hours or not, which relate to business of GUESS?; or

c.             during the term of Associate’s employment and after which embodies, uses or is the result of any CONFIDENTIAL INFORMATION of GUESS? which Associate has knowledge of, shall be disclosed to GUESS? by Associate and become the sole property of GUESS?.

5.             As to each invention, improvement, development, copyrightable matter, design, idea, suggestion or other matter described above, Associate unqualifiedly assigns to GUESS? all rights, including foreign patent and priority rights, which Associate has.  Associate agrees that, upon request by GUESS?, Associate shall promptly execute all instruments and documents requested by GUESS?, including but not limited to applications for Letters Patent and assignment of the rights thereto.  This Agreement does not apply to any invention, which qualifies fully under the provisions of Section 2870 of the California Labor Code.

6.             Upon the termination of Associate’s employment, or whenever required by GUESS?, Associate shall immediately deliver to GUESS? all property and materials in Associate’s possession or under Associate’s control belonging to GUESS?, including, but not limited to, all physical embodiments of CONFIDENTIAL INFORMATION.

7.             Associate shall obtain prior written permission pursuant to GUESS? policies and procedures to publish or cause to be published any article, book, textbook, play, tape recordings or any other form of communication concerning GUESS? or the business of GUESS?, GUESS? may grant or withhold this permission in its sole subjective discretion.

8.             Throughout the duration of Associate’s employment with GUESS?, or any time thereafter, EMPLOYEE shall not disrupt, damage, impair or interfere with the business of GUESS? in any manner, including, and without limitation, for a period of twenty four (24) months after the termination of Associate’s employment with GUESS?, by directly or indirectly soliciting, encouraging or inducing an employee to leave the employ of GUESS?, or by inducing an employee, a consultant, a sales representative or another independent contractor to end that person’s relationship with GUESS?, by raiding GUESS?’ employees or sales representatives, or otherwise soliciting, disrupting or interfering with its relationship with customers, agents, representatives or vendors, or otherwise.  Associate is not, however, restricted from being employed by or engaged in any type of business following the termination of Associate’s employment relationship with GUESS?.

9.             Associate shall not do anything, which conflicts with the interest of GUESS? during the term of Associate’s employment. Associate shall avoid conflicts of interest and shall refer questions about potential conflicts to Associate’s supervisor.

a.             Associate, during the term of employment, shall not perform any services or accept any employment with any organization, which does business with GUESS? or is a competitor of GUESS?. This prohibition includes acting as an advisor or consultant, unless that activity is required as part of the Associate’s work for GUESS?.

b.             Associate must immediately disclose in writing to the Human Resources Department any financial interest Associate or Associate’s immediate family has, during the term of employment, in any firm, which does business with GUESS? or which competes with GUESS?.

c.             Associate and Associate’s immediate family are not to, during the term of employment, accept gifts from any person of firm doing business with GUESS?. The meaning of gifts for purposes of this Agreement includes the acceptance of lavish entertainment and free travel and lodging.

d.             Associate, during the term of employment, shall not give, offer or promise anything of value to any representative of a company with which GUESS? does business.

10.           Associate and GUESS? agree that the CONFIDENTIAL INFORMATION of GUESS?, is of a special, unique unusual, extraordinary, and intellectual character, which gives it a particular value. The loss of which would cause irreparable damage and cannot be reasonably compensated in damages. If Associate breaches or attempts to breach any of the provisions of this agreement, GUESS? shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any of the provisions thereof.

11.           The employment relationship between GUESS? and Associate is at the Mutual consent of Associate and GUESS? and is not for a fixed term. Accordingly, either Associate or GUESS? can end the employment relationship at will, at any time, with or without cause or advance notice. No one in the company has the right to alter the nature of the employment relationship without a written agreement. There are not any express or implied agreements that affect or impair the ability of Associate or GUESS? to terminate the employment relationship at will.

12.           Nothing in this Agreement shall limit Associate’s right to discuss the amount of Associate’s own wages with others or to restrict Associate’s disclosure or use of any information that GUESS? is not legally capable of protecting under this Agreement.

13.           The provisions of this Agreement are severable, and if any one or more are determined to be unenforceable by a court of law, in whole or in part, the remaining provisions shall still be binding and enforceable.  Moreover, if any court determines that any of the provisions, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, as the case may be and, it is reduced form, such provision shall then be enforceable.

14.           The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not (a) be a waiver of that term or provision, (b) prevent that party from enforcing that term or provision, or (c) prevent that party from enforcing that term of provision by any claim of delay.

This agreement replaces all previous agreements, whether written or oral, relating to the above subject matter, and cannot be changed orally.  By signing below the Associate acknowledges that he or she has read it, understands it, and agrees to each of its provisions.

/s/ Fredrick G. Silny
Associate Signature

Fredrick G. Silny
Print Name

11/12/01
Date

Confidentiality Agreement